Exhibit 99.3

ALTUS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and operating results for Altus (as used in this section, “Altus” or the “Company”) has been prepared by Altus’s management. You should read the following discussion and analysis together with Company’s condensed consolidated financial statements and related notes appearing elsewhere in this Current Report on Form 8-K, the audited consolidated financial statements for the year ended December 31, 2020, and the related notes included in the Company’s proxy statement/prospectus filed with the SEC on November 5, 2021. Any references in this section to “we,” “our” or “us” shall mean Altus. Our disclosure and analysis in this report contains forward-looking statements. Forward-looking statements give management’s expectations regarding our future growth, results of operations, operational and financial performance and business prospects and opportunities. All statements other than statements of historical fact are forward-looking statements. You can identify such statements because they contain words such as “plans,” “expects” or “does not expect,” “budget,” “forecasts,” “anticipates” or “does not anticipate,” “believes,” “intends” and similar expressions or statements that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur, or be achieved. Although the forward-looking statements contained herein reflect management’s current beliefs based on information currently available to management and upon assumptions which management believes to be reasonable, actual results may differ materially from those stated in or implied by these forward-looking statements.

Overview

Altus’s mission is to create a clean electrification ecosystem, to drive the clean energy transition of our customers across the United States while simultaneously enabling the adoption of corporate ESG targets. In order to achieve our mission, we develop, own and operate solar generation, energy storage and electric vehicle (“EV”) charging facilities. We have the in-house expertise to develop, build and provide operations and management (“O&M”) and customer servicing for our assets. Our proprietary software platform, Gaia, provides data analytics for the operating assets and streamlines the customer experience from the initial outreach through the asset operations. The strength of our platform is enabled by premier sponsorship from Blackstone, which provides an efficient capital source and access to a network of portfolio companies, and CBRE, which provides direct access to their portfolio of owned and managed commercial and industrial (“C&I”) properties.

We are a developer, owner and operator of large-scale roof, ground and carport-based photovoltaic and energy storage systems, as well as electric vehicle charging facilities, serving commercial and industrial, public sector and community solar customers. We own systems across the United States from Hawaii to Vermont. Our portfolio consists of over 350 megawatts (“MW”) of solar photovoltaic (“PV”). We have both front-of-the-meter (direct grid tie) and behind-the-meter projects. We have long-term power purchase agreements (“PPAs”) with over 300 utility or C&I entities and contracts with over 5,000 residential customers through community solar projects. We sell power on an as-generated basis from the systems directly to building occupants under these PPAs, directly to the grid in Feed-In-Tariff (“FIT”) programs and to residential customers via community solar programs. We also participate in numerous renewable energy certificate (“REC”) programs throughout the country. We have experienced significant growth in the last 12 months as a product of organic growth and targeted acquisitions and currently operate in 17 states, providing clean electricity to our customers equal to the consumption of approximately 30,000 homes, displacing 240,000 tons of CO2 emissions per annum.

Key Factors Affecting Our Performance

Our results of operations and our ability to grow our business over time could be impacted by a number of factors and trends that affect our industry generally, as well as new offerings of services and products we may acquire or seek to acquire in the future. Additionally, our business is concentrated in certain markets, putting us at risk of region-specific disruptions such as adverse economic, regulatory, political, weather and other conditions. See “Risk Factors” elsewhere in this proxy statement/prospectus for further discussion of risks affecting our business. We believe the factors discussed below are key to our success:

Execution of Growth Strategies

We believe we are in the beginning stages of a market opportunity driven by a secular megatrend of transitioning away from traditional energy sources to renewable energy. We intend to leverage our competitive strengths and market position to become customers’ “one-stop-shop” for the clean energy transition by 1) Using our existing customer and developer networks to build out our EV charging and energy storage offerings and establish a position comparable to that of our C&I solar market position through our existing cross-sell opportunities and 2) partnering with Blackstone and CBRE to access their client relationships, portfolio companies, and their strong brand recognition, to increase the number of customers we can support.

Competition

We compete in the C&I scale renewable energy space with utilities, developers, independent power producers (“IPPs”), pension funds and private equity funds for new investment opportunities. We expect to grow our market share because of the following competitive strengths:

•

Exceptional Leadership: We have a strong executive leadership team who has extensive experience in capital markets, solar development and solar construction, with over 20 years of experience each. Moreover, through the transaction structure, management and employees will continue to own a significant interest in the Company.

•

Attractive Partner for Sellers: We have positioned ourselves as the preferred partner for asset owners looking to divest operating portfolios by providing a high level of execution certainty and offering an efficient process for deal completion.

•

Standardized Contract Process: We have established an innovative approach to the development process. From site identification and customer origination through the construction phase, we’ve established a streamlined process enabling us to further create the scalability of our platform and significantly reduce costs and time in the development process.

•

Long-Term Captive Contracts: Our C&I solar generation contracts have a typical length of 20 years or longer. The average remaining life of our current contracts is approximately 16 years. These long-term value contracts create strong relationships with customers that allow us to cross-sell additional current and future products and services.

•

Blackstone Financing: We have an attractive cost of capital in an investment-grade rated scalable credit facility from Blackstone, which enables us to be competitive bidders in asset acquisition and development.

•

CBRE Partnership: Our partnership with CBRE, the largest global real estate services company, provides us with a clear path to creating new customer relationships. CBRE is the largest manager of data centers and 90% of the Fortune 100 are CBRE clients, providing a significant opportunity for us to expand our customer base.

Financing Availability

Our future growth depends in significant part on our ability to raise capital from third-party investors and lenders on competitive terms to help finance the origination of our solar energy systems. We have historically used a variety of structures including tax equity financing, construction loan financing, and term loan financing to help fund our operations. From our inception to September 30, 2021, we have raised over $100 million of tax equity financing, $80 million in construction loan financing and $690 million of term loan financing. Our ability to raise capital from third-party investors and lenders is also affected by general economic conditions, the state of the capital markets, inflation levels and concerns about our industry or business.

Cost of Solar Energy Systems

Although the solar panel market has seen an increase in supply in recent years, upward pressure on prices may occur due to growth in the solar industry, regulatory policy changes, tariffs and duties and an increase in demand. As a result of these developments, we may pay higher prices on imported solar modules, which may make it less economical for us to serve certain markets. Attachment rates for energy storage systems have trended higher while the price to acquire has trended downward making the addition of energy storage systems a potential area of growth for us.

Seasonality

The amount of electricity our solar energy systems produce is dependent in part on the amount of sunlight, or irradiation, where the assets are located. Because shorter daylight hours in winter months and poor weather conditions due to rain or snow results in less irradiation, the output of solar energy systems will vary depending on the season and the overall weather conditions in a year. While we expect seasonal variability to occur, the geographic diversity in our assets helps to mitigate our aggregate seasonal variability.

Government Regulations, Policies and Incentives

Our growth strategy depends in significant part on government policies and incentives that promote and support solar energy and enhance the economic viability of distributed residential solar. These incentives come in various forms, including net metering, eligibility for accelerated depreciation such as MACRS, solar renewable energy credits (“SRECs”), tax abatements, rebate and renewable target incentive programs and tax credits, particularly the Section 48(a) ITC. We are a party to a variety of agreements under which we may be obligated to indemnify the counterparty with respect to certain matters. Typically, these obligations arise in connection with contracts and tax equity partnership arrangements, under which we customarily agree to hold the other party harmless against losses arising from a breach of warranties, representations, and covenants related to such matters as title to assets sold, negligent acts, damage to property, validity of certain intellectual property rights, non-infringement of third-party rights, and certain tax matters including indemnification to customers and tax equity investors regarding Commercial ITCs. The sale of SRECs has constituted a significant portion of our revenue historically. A change in the value of SRECs or changes in other policies or a loss or reduction in such incentives could decrease the attractiveness of distributed solar to us and our customers in applicable markets, which could reduce our growth opportunities. Such a loss or reduction could also reduce our willingness to pursue certain customer acquisitions due to decreased revenue or income under our solar service agreements. Additionally, such a loss or reduction may also impact the terms of and availability of third-party financing. If any of these government regulations, policies or incentives are adversely amended, delayed, eliminated, reduced, retroactively changed or not extended beyond their current expiration dates or there is a negative impact from the recent federal law changes or proposals, our operating results and the demand for, and the economics of, distributed residential solar energy may decline, which could harm our business.

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus (“COVID-19”) a pandemic.

Our business operations continue to function effectively during the pandemic. We are continuously evaluating the global pandemic and are taking necessary steps to mitigate known risks. We continue to closely monitor developments related to the pandemic and will adjust our actions and operations as appropriate in order to continue to provide safe and reliable service to our customers and communities while keeping employees safe. Although the impact to the operations of the Company has been minimal to date, given the pandemic remains prevalent and the situation is evolving, the future impact on the business of the Company is unknown. We considered the impact of COVID-19 on the use of estimates and assumptions used for financial reporting and noted there were no material impacts on our results of operations for the period ended September 30, 2021, as operations and delivery of product to our customers has not been materially impacted. To date, we have not experienced significant reductions in sales volumes across our businesses, and we do not anticipate any significant reductions in sales volumes going forward.

The service and installation of solar energy systems has continued during the COVID-19 pandemic. This reflects solar services’ designation as an essential service in all of our service territories. Currently, we do not anticipate an inability to install and service solar energy systems. However, if there are additional outbreaks of the COVID-19 virus or more stringent health and safety guidelines are adopted, our and our contractors’ ability to continue performing installations and service calls may be adversely impacted.

Throughout the COVID-19 pandemic, we have seen minimal impact to our supply chain as we have largely been able to successfully procure the equipment needed to service and install solar energy systems. We have established a geographically diverse group of suppliers, which helps ensure our customers have access to affordable and effective solar energy and storage options despite potential trade, geopolitical or event-driven risks. Currently, we do not anticipate an inability to source parts for our solar energy systems or energy storage systems. However, if supply chains become significantly disrupted due to additional outbreaks of the COVID-19 virus or more stringent health and safety guidelines are implemented, our ability to install and service solar energy systems could become adversely impacted.

There is considerable uncertainty regarding the extent and duration of governmental and other measures implemented to try to slow the spread of the COVID-19 virus, such as large-scale travel bans and restrictions, border closures, quarantines, shelter-in-place orders and business and government shutdowns. Some states that had begun taking steps to reopen their economies experienced a subsequent surge in cases of COVID-19, causing these states to cease such reopening measures in some cases and reinstitute restrictions in others. Restrictions of this nature have caused, and may continue to cause, us to experience operational delays and may cause milestones or deadlines relating to various project documents to be missed. To date, we have not received notices from our dealers regarding significant performance delays resulting from the COVID-19 pandemic. However, worsening economic conditions could result in such outcomes over time, which would impact our future financial performance. Further, the effects of the economic downturn associated with the COVID-19 pandemic may increase unemployment and reduce consumer credit ratings and credit availability, which may adversely affect new customer origination and our existing customers’ ability to make payments on their solar service agreements. Periods of high unemployment and a lack of availability of credit may lead to increased delinquency and default rates. We have not experienced a significant increase in default or delinquency rates to date. However, if existing economic conditions continue for a prolonged period of time or worsen, delinquencies on solar service agreements could increase, which would also negatively impact our future financial performance.

We cannot predict the full impact the COVID-19 pandemic or the significant disruption and volatility currently being experienced in the capital markets will have on our business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties. The ultimate impact will depend on future developments, including, among other things, the ultimate duration of the COVID-19 virus, the distribution, acceptance and efficacy of the vaccine, the depth and duration of the economic downturn and other economic effects of the COVID-19 pandemic, the consequences of governmental and other measures designed to prevent the spread of the COVID-19 virus, actions taken by governmental authorities, customers, suppliers, dealers and other third parties, our ability and the ability of our customers, potential customers and dealers to adapt to operating in a changed environment and the timing and extent to which normal economic and operating conditions resume. For additional discussion regarding risks associated with the COVID-19 pandemic, see “Risk Factors” elsewhere in this proxy statement/prospectus.

Key Financial and Operational Metrics

We regularly review a number of metrics, including the following key operational and financial metrics, to evaluate our business, measure our performance and liquidity, identify trends affecting our business, formulate our financial projections and make strategic decisions.

Operational Metrics

The following are the key operational metrics we regularly review to evaluate and manage the ongoing operations of the business, measure our performance against peers and competitors, identify key competitive trends affecting our industry, and inform strategic decisions on future growth strategy.

Megawatts Installed

Megawatts installed represents the aggregate megawatt nameplate capacity of solar energy systems for which panels, inverters, and mounting and racking hardware have been installed on premises in the period. Cumulative megawatts installed represents the aggregate megawatt nameplate capacity of solar energy systems for which panels, inverters, and mounting and racking hardware have been installed on premises.

	As of September
	2021	2020	Change
Megawatts installed	345	185	160

Cumulative megawatts installed increased from 185 as of September 30, 2020, to 345 MW as of September 30, 2021.

Megawatt Hours Generated

Megawatt hours (“MWh”) generated represents the output of solar energy systems from operating solar energy systems. MWh generated relative to nameplate capacity can vary depending on multiple factors such as design, equipment, location, weather and overall system performance.

	For the nine months ended September 30,
	2021	2020	Change
Megawatt hours generated	287,000	154,000	133,000

Megawatt hours generated increased from 154,000 MWh for the nine months ended September 30, 2020, to 287,000 MWh for the nine months ended September 30, 2021.

Non-GAAP Financial Measures

Adjusted EBITDA

We define adjusted EBITDA as net income (loss) plus net interest expense, depreciation, amortization and accretion expense, income tax expense, acquisition and entity formation costs, non-cash compensation expense, and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, state grants, and other miscellaneous items of other income and expenses.

Adjusted EBITDA is a non-GAAP financial measure that we use as a performance measure. We believe that investors and securities analysts also use adjusted EBITDA in evaluating our operating performance. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The GAAP measure most directly comparable to adjusted EBITDA is net income. The presentation of adjusted EBITDA should not be construed to suggest that our future results will be unaffected by non-cash or non-recurring items. In addition, our calculation of adjusted EBITDA is not necessarily comparable to adjusted EBITDA as calculated by other companies.

We believe adjusted EBITDA is useful to management, investors and analysts in providing a measure of core financial performance adjusted to allow for comparisons of results of operations across reporting periods on a consistent basis. These adjustments are intended to exclude items that are not indicative of the ongoing operating performance of the business. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance- based compensation targets. Adjusted EBITDA should not be considered an alternative to but viewed in conjunction with GAAP results, as we believe it provides a more complete understanding of ongoing business performance and trends than GAAP measures alone. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

	Nine Months Ended September 30,
	2021	2020

	(in thousands)
Reconciliation of Net (loss) income to Adjusted EBITDA:
Net (loss) income	$(1,468)	$1,458
Income tax benefit	(1,497)	(881)
Interest expense, net	13,962	10,343
Depreciation, amortization and accretion expense	14,167	8,410
Non-cash compensation expense	111	62
Acquisition and entity formation costs	1,186	440
Other expense, net	4,083	104

Adjusted EBITDA	$30,544	$19,936

Components of Results of Operations

The Company derives its operating revenues principally from power purchase agreements, net metering credit agreements, solar renewable energy credits, and performance based incentives.

Revenue under power purchase agreements. A portion of the Company’s power sales revenues is earned through the sale of energy (based on kilowatt hours) pursuant to the terms of power purchase agreements (“PPAs”). The Company’s PPAs typically have fixed or floating rates and are generally invoiced monthly. The Company applied the practical expedient allowing the Company to recognize revenue in the amount that the Company has a right to invoice which is equal to the volume of energy delivered multiplied by the applicable contract rate. As of September 30, 2021, PPA’s have a weighted-average remaining life of 15 years.

Revenue from net metering credits. A portion of the Company’s power sales revenues are obtained through the sale of net metering credits under net metering credit agreements (“NMCAs”). Net metering credits are awarded to the Company by the local utility based on kilowatt hour generation by solar energy facilities, and the amount of each credit is determined by the utility’s applicable tariff. The Company currently receives net metering credits from various utilities including Eversource Energy, National Grid Plc, and Xcel Energy. There are no direct costs associated with net metering credits, and therefore, they do not receive an allocation of costs upon generation. Once awarded, these credits are then sold to third party offtakers pursuant to the terms of the offtaker agreements. The Company views each net metering credit in these arrangements as a distinct performance obligation satisfied at a point in time. Generally, the customer obtains control of net metering credits at the point in time when the utility assigns the generated credits to the Company account, who directs the utility to allocate to the customer based upon a schedule. The transfer of credits by the Company to the customer can be up to one month after the underlying power is generated. As a result, revenue related to NMCA is recognized upon delivery of net metering credits by the Company to the customer. As of September 30, 2021, NMCA’s have a weighted-average remaining life of 19 years.

Solar renewable energy certificate revenue. The Company applies for and receives SRECs in certain jurisdictions for power generated by solar energy systems it owns. The quantity of SRECs is based on the amount of energy produced by the Company’s qualifying generation facilities. SRECs are sold pursuant to agreements with third parties, who typically require SRECs to comply with state-imposed renewable portfolio standards. Holders of SRECs may benefit from registering the credits in their name to comply with these state-imposed requirements, or from selling SRECs to a party that requires additional SRECs to meet its compliance obligations. The Company receives SRECs from various state regulators including New Jersey Board of Public Utilities, Massachusetts Department of Energy Resources, and Maryland Public Service Commission. There are no direct costs associated with SRECs and therefore, they do not receive an allocation of costs upon generation. The majority of individual SREC sales reflect a fixed quantity and fixed price structure over a specified term. The Company typically sells SRECs to different customers from those purchasing the energy under PPAs. The Company believes the sale of each SREC is a distinct performance obligation satisfied at a point in time and that the performance obligation related to each SREC is satisfied when each SREC is delivered to the customer.

Performance-Based Incentives. Many state governments, utilities, municipal utilities and co-operative utilities offer a rebate or other cash incentive for the installation and operation of a renewable energy facility. Up-front rebates provide funds based on the cost, size or expected production of a renewable energy facility. Performance-based incentives provide cash payments to a system owner based on the energy generated by its renewable energy facility during a pre-determined period, and they are paid over that time period. The Company recognizes revenue from state and utility incentives at the point in time in which they are earned.

Other Revenue. Other revenue consists primarily of rental income and sales of power on the wholesale electricity market. The Company recognizes other revenues in the periods in which they are earned.

Cost of Operations (Exclusive of Depreciation and Amortization). Cost of operations primarily consists of operations and maintenance expense, site lease expense, insurance premiums, property taxes and other miscellaneous costs associated with the operations of solar energy facilities. Altus expects its cost of operations to continue to grow in conjunction with its business growth. These costs as a percentage of revenue will decrease over time, offsetting efficiencies and economies of scale with inflationary increases of certain costs.

General and Administrative. General and administrative expenses consist primarily of salaries, bonuses, benefits and all other employee-related costs, including stock-based compensation, professional fees related to legal, accounting, human resources, finance and training, information technology and software services, marketing and communications, travel and rent and other office-related expenses.

Altus expects increased general and administrative expenses as it continues to grow its business but to decrease over time as a percentage of revenue. Altus also expects to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC. Further, Altus expects to incur higher expenses for investor relations, accounting advisory, directors’ and officers’ insurance, and other professional services.

Depreciation, Amortization and Accretion Expense. Depreciation expense represents depreciation on solar energy systems that have been placed in service. Depreciation expense is computed using the straight-line composite method over the estimated useful lives of assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives or the remaining term of the lease. Amortization includes third party costs necessary to enter into site lease agreements, third party costs necessary to acquire PPA and NMCA customers and favorable and unfavorable rate revenues contracts. Third party costs necessary to enter into site lease agreements are amortized using the straight-line method ratably over 15-30 years based upon the term of the individual site leases. Third party costs necessary to acquire PPAs and NMCA customers are amortized using the straight-line method ratably over 15-25 years based upon the term of the customer contract. Estimated fair value allocated to the favorable and unfavorable rate PPAs and REC agreements are amortized using the straight-line method over the remaining non-cancelable terms of the respective agreements. Accretion expense includes over time increase of asset retirement obligations associated with solar energy facilities.

Acquisition and Entity Formation Costs. Acquisition and Entity Formation Costs represent costs incurred to acquire businesses and form new legal entities. Such costs primarily consist of professional fees for banking, legal, accounting and appraisal services.

Fair value remeasurement of contingent consideration. In connection with the Solar Acquisition, contingent consideration of up to an aggregate of $10.5 million may be payable upon achieving certain market power rates and actual power volumes generated by the acquired solar energy facilities. The Company estimated the fair value of the contingent consideration for future earnout payments using a Monte-Carlo simulation model. Significant assumptions used in the measurement include the estimated volumes of power generation of acquired solar energy facilities during the 18-36-month period since the acquisition date, market power rates during the 36-month period, and the risk-adjusted discount rate associated with the business.

Other (Income) Expense, Net. Other income and expenses primarily represent state grants, debt modification fees, and other miscellaneous items.

Interest Expense, Net. Interest expense, net represents interest on our borrowings under our various debt facilities, amortization of debt discounts and deferred financing costs, and unrealized gains and losses on interest rate swaps.

Loss on Extinguishment of Debt. Loss on extinguishment of debt represents the premium paid on early redemption related to the redemption of a portion of the Rated Term Loan and the write off of the unamortized deferred financing costs.

Income Tax (Expense) Benefit. We account for income taxes under Accounting Standards Codification 740, Income Taxes. As such, we determine deferred tax assets and liabilities based on temporary differences resulting from the different treatment of items for tax and financial reporting purposes. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Additionally, we must assess the likelihood that deferred tax assets will be recovered as deductions from future taxable income. We have a partial valuation allowance on our deferred state tax assets because we believe it is more likely than not that a portion of our deferred state tax assets will not be realized. We evaluate the recoverability of our deferred tax assets on a quarterly basis.

Net Loss Attributable to Noncontrolling Interests and Redeemable Noncontrolling Interests. Net loss attributable to noncontrolling interests and redeemable noncontrolling interests represents third-party interests in the net income or loss of certain consolidated subsidiaries based on HLBV (as defined below).

Results of Operations – Nine Months Ended September 30, 2021, Compared to Nine Months Ended September 30, 2020 (Unaudited)

	Nine Months Ended
	September 30,		Change
	2021	2020	$	%

		(in thousands)
Operating revenues, net	$50,222	$34,013	$16,209	47.7%
Operating expenses
Cost of operations (exclusive of depreciation and amortization shown separately below)	10,005	7,028	2,977	42.4%
General and administrative	12,184	7,111	5,073	71.3%
Depreciation, amortization and accretion expense	14,167	8,410	5,757	68.5%
Acquisition and entity formation costs	1,186	440	746	169.5%
Gain on fair value remeasurement of contingent consideration	(2,400)	—	(2,400)	-100.0%

Total operating expenses	$35,142	$22,989	$12,153	52.9%

Operating income	15,080	11,024	4,056	36.8%
Other expenses
Other expenses, net	838	104	734	705.8%
Interest expense, net	13,962	10,343	3,619	35.0%
Loss on extinguishment of debt	3,245	—	3,245	100.0%

Total other expenses	$18,045	$10,447	$7,598	72.7%

(Loss) income before income tax benefit	$(2,965)	$577	$(3,542)	-613.9%
Income tax benefit	1,497	881	616	69.9%

Net (loss) income	$(1,468)	$1,458	$(2,926)	-200.7%

Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(186)	(8,346)	8,160	-97.8%

Net (loss) income attributable to Altus Power Inc.	$(1,282)	$9,804	($11,086)	-113.1%

Cumulative preferred dividends and commitment fee earned on Series A redeemable preferred stock	(13,584)	(11,427)	(2,157)	18.9%
Redeemable Series A preferred stock accretion	(1,616)	(1,622)	(4,479)	276.1%
Net loss attributable to common stockholder	$(16,482)	(3,245)	(17,722)	546.1%

Net loss per share attributable to common stockholder
Basic and diluted	$(16,017)	$(3,154)	(17,222)	546.0%
Weighted average shares used to compute net loss per share attributable to common stockholder
Basic and diluted	1,029	1,029	—	0.0%

Operating Revenues, Net

	Nine Months Ended September 30,		Change
	2021	2020	Change	%
		(in thousands)
Revenue under power purchase agreements	$12,341	$8,830	$3,511	39.8%
Revenue from net metering credits	17,922	9,757	8,165	83.7%
Solar renewable energy certificate revenue	17,164	13,353	3,811	28.5%
Performance-based incentives	1,051	1,636	-585	35.8%
Other revenue	1,744	437	1,307	299.1%

Total	$50,222	$34,013	$16,209	47.7%

Operating revenues, net increased by $16.2 million, or 47.7%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 primarily due to the increased number of solar energy facilities as a result of acquisitions and facilities placed in service subsequent to September 30, 2020.

Cost of Operations

	Nine Months Ended
	September 30,		Change
	2021	2020	$	%
		(in thousands)
Cost of operations (exclusive of depreciation and amortization shown separately below)	$10,005	$7,028	$2,977	42.4%

Cost of operations increased by $3.0 million, or 42.4%, during the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020, primarily due to the increased number of solar energy facilities as a result of acquisitions and facilities placed in service subsequent to September 30, 2020.

General and Administrative

	Nine Months Ended
	September 30,		Change
	2021	2020	$	%
		(in thousands)
General and administrative	$12,184	$7,111	$5,073	71.3%

General and administrative expense increased by $5.1 million, or 71.3%, during the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020, primarily due to increase in general personnel costs resulting from increased headcount in multiple job functions.

Depreciation, Amortization and Accretion Expense

	Nine Months Ended
	September 30,		Change
	2021	2020	$	%
		(in thousands)
Depreciation, amortization and accretion expense	$14,167	$8,410	$5,757	68.5%

Depreciation, amortization and accretion expense increased by $5.8 million, or 68.5%, during the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020, primarily due to the increased number of solar energy facilities as a result of acquisitions and facilities placed in service subsequent to September 30, 2020.

Acquisition and Entity Formation Costs

	Nine Months Ended September 30,		Change
	2021	2020	$	%

		(in thousands)
Acquisition and entity formation costs	$1,186	$440	$746	169.6%

Acquisition and entity formation costs increased by $0.7 million, or 169.6% during the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020, primarily due to the TrueGreen Acquisition completed on August 25, 2021.

Gain on fair value remeasurement of contingent consideration

	Nine Months Ended September 30,		Change
	2021	2020	$	%

		(in thousands)
Gain on fair value remeasurement of contingent consideration	$2,400	—	$2,400	100%

Gain on fair value remeasurement of contingent consideration is associated with the Solar Acquisition completed on December 22, 2020. Gain on fair value remeasurement was recorded for the nine months ended September 30, 2021, due to changes in significant assumptions used in the measurement, including the estimated volumes of power generation of acquired solar energy facilities.

Other Expenses, Net

	Nine Months Ended September 30,		Change
	2021	2020	$	%

		(in thousands)
Other expenses, net	$838	$104	$734	705.8%

Other expenses increased by $0.7 million during the nine months ended September 30, 2021, as compared to the six months ended September 30, 2020, primarily due to $1.2 million of financing costs related to the modified portion of the Amended Rated Term Loan. Overall increase of other expenses was partially offset by $0.5 million of miscellaneous other income items.

Interest Expense, Net

	Nine Months Ended September 30,		Change
	2021	2020	$	%

		(in thousands)
Interest expense, net	$13,962	$10,343	$3,619	35.0%

Interest expense increased by $3.6 million, or 35.0%, during the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020, primarily due to the increase of outstanding debt held by the Company during these periods but offset by a lower blended interest rate on the Amended Rated Term Loan Facility.

Loss on Extinguishment of Debt

	September 30,		Change
	2021	2020	$	%

		(in thousands)
Loss on extinguishment of debt	$3,245	—	$3,245	100.0%

Loss on extinguishment of debt recognized by the Company during the nine months ended September 30, 2021, was associated with the Rated Term Loan that the Company refinanced with BIS on August 25, 2021. The Amended Rated Term Loan added an additional $135.6 million to the facility and reduced a weighted average annual fixed rate from 3.70% to 3.51%. In conjunction with the refinancing, a portion of the Amended Rated Term Loan was extinguished. As a result, the Company expensed unamortized deferred financing costs of $1.8 million and $1.4 million premium paid on early redemption.

Income Tax Benefit

	Nine Months Ended September 30,		Change
	2021	2020	$	%

		(in thousands)
Income tax benefit	$1,497	$881	$616	69.9%

For the nine months ended September 30, 2021, the Company recorded an income tax benefit of $1.5 million in relation to a pretax loss of $3.0 million, which resulted in an effective income tax rate of 50.6%. The effective income tax rate was primarily impacted by $0.2 million of income tax benefit due to net losses attributable to noncontrolling interests, $0.3 million of the state income tax benefit and $0.5 million of income tax benefit associated with the remeasurement of contingent consideration for the Solar Acquisition.

For the nine months ended September 30, 2020, the Company recorded an income tax benefit of $0.9 million in relation to a pretax income of $0.6 million, which resulted in an effective income tax rate of negative 152.7%. Effective income tax rate was primarily impacted by $1.8 million of income tax benefit due to net losses attributable to noncontrolling interests and a $1.6 million of state income tax expense.

Net Loss Attributable to Redeemable Noncontrolling Interests and Noncontrolling Interests

Net loss attributable to redeemable noncontrolling interests and noncontrolling interests decreased by $8.2 million, or 97.8%, during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020, primarily due to losses attributable to noncontrolling interests related to an increase in tax equity funding in late 2019.

Liquidity and Capital Resources

As of September 30, 2021, the Company had total cash and restricted cash of $39.2 million. For a discussion of our restricted cash, see Note 2, “Significant Accounting Policies, Restricted Cash,” to our condensed consolidated annual financial statements.

We seek to maintain diversified and cost-effective funding sources to finance and maintain our operations, fund capital expenditures, including customer acquisitions, and satisfy obligations arising from our indebtedness. Historically, our primary sources of liquidity included proceeds from the issuance of redeemable preferred stock, borrowings under our debt facilities, third party tax equity investors and cash from operations. Our business model requires substantial outside financing arrangements to grow the business and facilitate the deployment of additional solar energy facilities. We will seek to raise additional required capital from borrowings under our existing debt facilities, third party tax equity investors and cash from operations.

The solar energy systems that are in service are expected to generate a positive return rate over the useful life, typically 32 years. Typically, once solar energy systems commence operations, they do not require significant additional capital expenditures to maintain operating performance. However, in order to grow, we are currently dependent on financing from outside parties. The Company will have sufficient cash and cash flows from operations to meet working capital, debt service obligations, contingencies and anticipated required capital expenditures for at least the next 12 months. However, we are subject to business and operational risks that could adversely affect our ability to raise additional financing. If financing is not available to us on acceptable terms if and when needed, we may be unable to finance installation of our new customers’ solar energy systems in a manner consistent with our past performance, our cost of capital could increase, or we may be required to significantly reduce the scope of our operations, any of which would have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, our tax equity funds and debt instruments impose restrictions on our ability to draw on financing commitments. If we are unable to satisfy such conditions, we may incur penalties for non-performance under certain tax equity funds, experience installation delays, or be unable to make installations in accordance with our plans or at all. Any of these factors could also impact customer satisfaction, our business, operating results, prospects and financial condition.

Debt

Rated Term Loan Facility

As part of the Blackstone Capital Facility, APA Finance, LLC (“APAF”), a wholly owned subsidiary of the Company, entered into a $251.0 million term loan facility with BIS through a consortium of lenders. The Rated Term Loan consists of investment grade-rated Class A and Class B notes that mature on June 30, 2045 (“Final Maturity Date”). The Rated Term Loan amortizes at an initial rate of 2.5% of outstanding principal per annum for a period of 5 years at which point the amortization steps up to 5% per annum until November 22, 2026 (“Anticipated Repayment Date”). After the Anticipated Repayment Date, the loan becomes fully-amortizing, and all available cash is used to pay down principal until the Final Maturity Date.

On August 25, 2021, APAF entered into an Amended and Restated Credit Agreement (“Amended Agreement”) with BIS to refinance the Rated Term Loan (hereby referred to as the “Amended Rated Term Loan”). The Amended Agreement added an additional $135.6 million (of which $123.9 million was drawn as of September 30, 2021), to the facility, bringing the aggregate facility to $503.0 million. The Amended Rated Term Loan has a weighted average 3.51% annual fixed rate, reduced from the previous weighted average rate of 3.70%, and matures on February 29, 2056 (“Final Maturity Date”). Of the total proceeds of the refinancing, $126.4 million was used to fund the TrueGreen Acquisition.

The Amended Rated Term Loan amortizes at an initial rate of 2.5% of outstanding principal per annum for a period of 8 years at which point the amortization steps up to 4% per annum until September 30, 2031 (“Anticipated Repayment Date”). After the Anticipated Repayment Date, the loan becomes fully-amortizing, and all available cash is used to pay down principal until the Final Maturity Date.

The Company incurred $4.7 million of issuance costs related to the refinancing, which have been deferred and recorded as a reduction to the Amended Rated Term Loan balance and are amortized as interest expense on a ten-year schedule until the Amended Rated Term Loan’s Anticipated Repayment Date. Additionally, in conjunction with the refinancing, the Company expensed $1.2 million of financing costs related to the modified portion of the Amended Rated Term Loan and included them in Other expenses, net in the condensed consolidated statements of operations.

In conjunction with the refinancing, a portion of the Amended Rated Term Loan was extinguished. As a result, the Company wrote off unamortized deferred financing costs of $1.8 million and paid fees of $1.4 million, which were included in loss on extinguishment of debt in the unaudited condensed consolidated statements of operations.

As of September 30, 2021, the outstanding principal balance of the Rated Term Loan was $491.3 million less unamortized debt discount and loan issuance costs totaling $8.1 million. As of December 31, 2020, the outstanding principal balance of the Rated Term Loan was $362.7 million less unamortized debt discount and loan issuance costs totaling $5.9 million.

As of September 30, 2021, the Company was in compliance with all covenants. As of December 31, 2020, the Company was in compliance with all covenants, except the delivery of the APAF audited consolidated financial statements, for which the Company obtained a waiver to extend the financial statement reporting deliverable due dates. The Company delivered the audited financial statements on August 19, 2021, before the extended reporting deliverable due dates.

Construction Loan to Term Loan Facility

On January 10, 2020, APA Construction Finance, LLC, a wholly owned subsidiary of the Company, entered into a credit agreement a group of lenders to fund the development and construction of future solar facilities (“Construction Loan to Term Loan Facility”). The Construction Loan to Term Loan Facility includes a construction loan commitment of $187.5 million and a letter of credit commitment of $12.5 million, which can be drawn until January 10, 2023. The construction loan commitment can convert to a term loan upon commercial operation of a particular solar energy facility. The interest rate on the loan is LIBOR plus a spread of 2.25% and carries a commitment fee at a rate equal to .50% per year of the daily unused amount of the commitment. As of September 30, 2021, the outstanding principal balances of the construction loan and term loan were $13.7 million and $12.3 million, respectively. As of September 30, 2021, the Company had an unused borrowing capacity of $161.5 million. The Construction Loan to Term Loan Facility includes various financial and other covenants, and the Company was in compliance with all such covenants as of September 30, 2021. As of December 31, 2020, the Company was in compliance with all covenants, except the delivery of the audited consolidated financial statements of the Company, for which the Company obtained a waiver to extend the financial statement reporting deliverable due date. The Company delivered the audited financial statements on August 11, 2021, before the extended reporting deliverable due date.

Financing Lease Obligations

Zildjian XI

During the nine months ended September 30, 2021, the Company, through its subsidiary Zildjian XI, sold five solar energy facilities located in Massachusetts and Minnesota with the total nameplate capacity of 10.5 MW to a third party (“ZXI Lessor”) for a total sales price of $28.5 million. In connection with these transactions, the Company and the ZXI Lessor entered into master lease agreement under which the Company agreed to lease back solar energy facilities for an initial term of ten years. The proceeds received from the sale-leaseback transactions net of transaction costs of $1.0 million and prepaid rent of $7.7 million amounted to $19.8 million.

The master lease agreement provides for a residual value guarantee as well as a lessee purchase option, both of which are forms of continuing involvement and prohibit the use of sale leaseback accounting under ASC 840. As a result, the Company accounts for the transaction using the financing method by recognizing the sale proceeds as a financing obligation and the assets subject to the sale-leaseback remain on the balance sheet of the Company and are being depreciated. The aggregate proceeds have been recorded as a long-term debt within the condensed consolidated balance sheets.

TrueGreen acquisition

As part of the TrueGreen Acquisition on August 25, 2021 (refer to Note 4) the Company assumed financing lease liability of $1.8 million associated with the sale-leaseback of a solar energy facility located in Connecticut with the total nameplate capacity of 1.2 MW. In accordance with the sale-leaseback arrangement the solar energy facility was sold and immediately leased back from a third-party lessor (“TGC Lessor”). The master lease agreement provides the lessee with a purchase option, which represents a form of continuing involvement and prohibits the use of sale leaseback accounting under ASC 840.

Cash Flows

For the Nine Months Ended September 30, 2021 and 2020

The following table sets forth the primary sources and uses of cash and restricted cash for each of the periods presented below:

	Nine Months Ended September 30,
	2021	2020

	(in thousands)
Net cash provided by (used in):
Operating activities	$18,248	$12,589
Investing activities	(213,493)	(46,921)
Financing activities	196,216	39,386

Net (decrease) increase in cash and restricted cash	$971	$5,054

Operating Activities

During the nine months ended September 30, 2021 cash provided by operating activities of $18.2 million consisted primarily of net loss of $1.5 million adjusted for the net non-cash expense of $15.2 million and increase in net liabilities by $4.5 million.

During the nine months ended September 30, 2020 cash provided by operating activities of $12.6 million consisted primarily of net income of $1.5 million adjusted for the net non-cash expense of $10.6 million and increase in net liabilities by $0.5 million.

Investing Activities

During the nine months ended September 30, 2021, net cash used in investing activities was $213.5 million, consisting of $10.3 million of capital expenditures, $192.6 million to acquire businesses, net of cash and restricted cash acquired, and $10.7 million to acquire renewable energy facilities from third parties, net of cash and restricted cash acquired.

During the nine months ended September 30, 2020, net cash used in investing activities was $46.9 million, consisting of $28.3 million of capital expenditures, $17.9 million to acquire renewable energy facilities from third parties, net of cash and restricted cash acquired and $0.8 million of payments made to acquire new customers.

Financing Activities

Net cash provided by financing activities was $196.2 million for the nine months ended September 30, 2021, which consisted of proceeds from the issuance of long-term debt of $288.9 million, proceeds from the issuance of Series A preferred stock of $82 million, and $2.7 million of contributions from noncontrolling interests. Cash provided by financing activities was partially off-set by $148.8 million to repay long-term debt, $17.7 million of paid dividends and commitment fees on Series A preferred stock, $3.7 million of debt issuance and extinguishment costs, $4.3 million of deferred transaction costs, $2.8 million for redemption of and distributions to noncontrolling interests, and $0.1 million of contingent consideration.

Net cash provided by financing activities was $39.4 million for the nine months ended September 30, 2020, which consisted primarily of $78.3 million of proceeds from issuance of long-term debt, $14.5 million of proceeds from issuance of Series A preferred stock, and $23.9 million of contributions from noncontrolling interests. Cash provided by financing activities was partially off-set by $39.2 million to repay long-term debt, $13.0 million of paid dividends and commitment fees on Series A preferred stock, $22.5 million in distributions to common equity stockholder, $1.0 million of debt issuance costs, $1.5 million for redemptions of and distributions to noncontrolling interests, and $0.1 million of paid contingent consideration.

Contractual Obligations and Commitments

We enter into service agreements in the normal course of business. These contracts do not contain any minimum purchase commitments. Certain agreements provide for termination rights subject to termination fees or wind down costs. Under such agreements, we are contractually obligated to make certain payments to vendors, mainly, to reimburse them for their unrecoverable outlays incurred prior to cancellation. The exact amounts of such obligations are dependent on the timing of termination, and the exact terms of the relevant agreement and cannot be reasonably estimated. As of September 30, 2021, we do not expect to cancel these agreements.

The Company has operating leases for land and buildings and has contractual commitments to make payments in accordance with site lease agreements.

Off-Balance Sheet Arrangements

The Company enters into letters of credit and surety bond arrangements with lenders, local municipalities, government agencies and land lessors. These arrangements relate to certain performance-related obligations and serve as security under the applicable agreements. As of September 30, 2021, and December 31, 2020, the Company had outstanding letters of credit and surety bonds totaling $10.6 million and $7.5 million, respectively. We believe the Company will fulfill the obligations under the related arrangements and do not anticipate any material losses under these letters of credit or surety bonds.

Critical Accounting Policies and Use of Estimates

The Company’s discussion and analysis of its financial condition and results of operations are based upon its condensed consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these condensed consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Other than the policies noted in Note 2, “Significant Accounting Policies,” in the Company’s notes to condensed consolidated financial statements in this Current Report on Form 8-K, there have been no material changes to its critical accounting policies and estimates as compared to those disclosed in its audited consolidated financial statements as of December 31, 2020, and 2019 and for the years ended December 31, 2020, and 2019.

Emerging Growth Company Status

In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company,” or an EGC, can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. CBAH has elected, and Altus expects to elect, to use the extended transition period for new or revised accounting standards during the period in which they or we, as applicable, remain an EGC.

We expect to remain an EGC until the earliest to occur of: (1) the last day of the fiscal year in which we, as applicable, have more than $1.07 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

Following the Transactions, we expect to be a “smaller reporting company” meaning that the market value of our stock held by non-affiliates is expected to be less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after the Transactions if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.